Exhibit (a)(5)(AB)

Shareholder Letter

Novartis Acquisition – Publication Offer Document/Reasoned Statement

This letter from Jean-Paul Kress, M.D., (MorphoSys’ CEO) was addressed to MorphoSys shareholders. This is a convenience English translation of the German-language letter.

Recommendation to Accept the Public Takeover Offer by Novartis

Dear Shareholders,

As you have already learned from your custodian bank, Novartis BidCo AG, an indirect wholly owned subsidiary of Novartis AG, has made a public takeover offer to all shareholders of MorphoSys AG to acquire their MorphoSys shares.

Let me briefly explain why we – the Management Board and the Supervisory Board of MorphoSys – are firmly convinced that the offer is in the best interest of MorphoSys, our shareholders, as well as cancer patients around the world.

Our mission at MorphoSys has always been to enable people with cancer to live better and longer lives. As a MorphoSys shareholder, you have successfully supported this mission. With pelabresib, we have developed a promising product candidate for the treatment of the blood cancer myelofibrosis, and we plan to submit pelabresib for regulatory approval.

We will not be able to realize the full global potential of pelabresib on our own. In order to provide pelabresib quickly and at full scale to as many patients as possible around the world, we need resources that are not available to MorphoSys as an independent biotech company. Novartis intends to contribute these resources.

We support the takeover offer and recommend that you accept the offer of EUR 68.00 per MorphoSys share in cash. After a careful review of the offer document and the offer price, we consider the price to be fair and adequate. It represents a highly attractive premium of 94% and 142% on the volume-weighted average price of the last month and the last three months, respectively, to the unaffected closing price of January 25, 2024 (the day before the first rumors of a potential transaction emerged). Thus, the offer provides you with the opportunity to realize a significant part of the long-term value creation potential immediately and with certainty.

You can accept the takeover offer until May 13, 2024, at 24:00 hours CEST. The process can take several days depending on your custodian bank. Therefore, we recommend that you take action swiftly and at the latest several days before May 13, 2024.

If you do not wish to tender your MorphoSys shares, you will remain a shareholder of MorphoSys AG. However, please note that the successful closing of the takeover offer may lead to a reduction in the free float and thus a reduction in the liquidity of MorphoSys shares. In addition, we have agreed with Novartis to delist the MorphoSys shares immediately after the closing of the takeover offer. This will further significantly reduce the tradability of MorphoSys shares.

For further information on the takeover offer, please refer to the offer document, which can be found at the following link: www.novartis.com/investors/morphosys-acquisition.

If you have any questions, please contact your custodian bank or call the takeover hotline established by Novartis which is available Monday to Friday between 9:00 – 18:00 hours CEST under +49 89 38038187 (for German callers) and +44 203 005 6716 (for international callers).

Sincerely,

Dr. Jean-Paul Kress

Chief Executive Officer of MorphoSys

Additional Information and Where to Find It

This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of MorphoSys AG (the “Company”). Following approval by the German Federal Financial Supervisory Authority (the “BaFin”), Novartis BidCo AG (formerly known as Novartis data42 AG) (the “Bidder”) has published an offer document containing the final terms and further provisions regarding the offer to purchase all outstanding Company no-par value bearer shares, including all no-par value bearer shares represented by American Depositary Shares, at an offer price of € 68.00 per share in cash (the “Takeover Offer”). The Bidder and Novartis AG have also filed with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing the offer document, the means to tender and other related documents (together, the “Takeover Offer Documents”). The Takeover Offer is being made solely pursuant to the Takeover Offer Documents, which contain the full terms and conditions of the Takeover Offer. The Company’s management board and supervisory board have issued a joint reasoned statement in accordance with sec. 27 of the German Securities Acquisition and Takeover Act and the Company has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC (together with the joint reasoned statement, the “Recommendation Statements”). THE COMPANY’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TAKEOVER OFFER DOCUMENTS AND THE RECOMMENDATION STATEMENTS, AS WELL AS OTHER DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TAKEOVER OFFER. The Tender Offer Statement on Schedule TO and the Solicitation/Recommendation Statement on Schedule 14D-9 are available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting the Bidder or the Company. Free copies of these materials and certain other offering documents are available on the Company’s website in English at morphosys.com/en/investors/Novartis-TakeoverOffer and in German at morphosys.com/de/investoren/Novartis-TakeoverOffer, by mail to MorphoSys AG, Semmelweisstrasse 7, 82152 Planegg, Germany or by phone at +49 89 8992 7179.

In addition to the Takeover Offer Documents and the Recommendation Statements, the Company files other information with the SEC. The Company’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov and are also available free of charge under the “SEC Filings” section of the Company’s website at www.morphosys.com/en/investors.

In order to reconcile certain areas where German law and U.S. law conflict, Novartis AG and the Bidder obtained no action and exemptive relief from the SEC to conduct the Takeover Offer in the manner described in the Takeover Offer Documents.

Acceptance of the Takeover Offer by stockholders residing outside Germany and the United States of America may be subject to further legal requirements. With respect to the acceptance of the Takeover Offer outside Germany and the United States, no responsibility is assumed for the compliance with such legal requirements applicable in the respective jurisdiction.

Forward Looking Statements

This communication contains certain forward-looking statements concerning the Company, the Bidder and the Takeover Offer that involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “goal,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this communication, the Company’s forward-looking statements include statements about the parties’ ability to satisfy the conditions to the consummation of the Takeover Offer; statements about the expected timetable for the consummation of the Takeover Offer; the Company’s plans, objectives, expectations and intentions; and the financial condition, results of operations and business of the Company and Novartis AG.

The forward-looking statements contained in this communication represent the judgment of the Company as of the date of this communication and involve known and unknown risks and uncertainties, which might cause the actual results, financial condition and liquidity, performance or achievements of the Company, or industry results, to be materially different from any historic or future results, financial conditions and liquidity, performance or achievements expressed or implied by such forward-looking statements. In addition, even if the Company’s results, performance, financial condition and liquidity, and the development of the industry in which it operates are consistent with such forward-looking statements, they may not be predictive of results or developments in future periods. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to how many of the Company’s stockholders will tender their stock in the Takeover Offer; the possibility that competing offers will be made; the possibility that various conditions for the Takeover Offer may not be satisfied or waived; the effects of the Takeover Offer on relationships with employees, other business partners or governmental entities; that the Bidder and Novartis AG may not realize the potential benefits of the Takeover Offer; transaction costs associated with the Takeover Offer; that the Company’s expectations may be incorrect; the inherent uncertainties associated with competitive developments, clinical trial and product development activities and regulatory approval requirements; the Company’s reliance on collaborations with third parties; estimating the commercial potential of the Company’s development programs; and other risks indicated in the risk factors included in the Company’s filings with the SEC, including the Company’s Annual Report on Form 20-F, as well as the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company and the Tender Offer Statement on Schedule TO and related Takeover Offer Documents filed by the Bidder and Novartis AG. Given these uncertainties, the reader is advised not to place any undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date of publication of this communication. The Company and the Bidder expressly disclaim any obligation to update any such forward-looking statements in this communication to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements, unless specifically required by law or regulation.